Dear Kerry:

        We have received your notice of retirement dated September 25, 2009.

        We acknowledge that in choosing the date of your retirement, in addition to your own personal planning, you have taken into consideration the company’s long-standing succession plans, the Board’s wishes regarding the pacing of those plans, and the coordination of implementation with the Company’s strategic goals. This has resulted in some personal financial sacrifice.

        In recognition of the above, the Board has determined to pay you, in addition to any benefits accruing by reason of voluntary retirement under the Agreement dated January 1, 2009 (the “Officer’s Agreement”), a retirement bonus award in the amount of $1,270,000. This sum will be paid (net of all necessary withholding) on October 9, 2009.

        In partial consideration for the foregoing award, you agree to provide, as and when requested, continued support and cooperation in the management transition necessitated by your retirement. We agree that such support and cooperation in a general way will constitute “consultation” under Section 3.1 of the Officer’s Agreement, and that the above described retirement bonus award is an agreeable “fee” for such services; but we agree further that if specific services requested by the Company should in the future require substantial time or effort on your part, the general terms of Section 3.1 regarding “such reasonable terms as to notice, time, place, fee and duration of consultation” shall govern.

        We mutually confirm all the other terms of the Officer’s Agreement concerning the terms and conditions of your retirement.

        If this letter is consistent with your understanding of the agreement we have reached on this subject, please confirm by your signature below.

        On behalf of the stockholders, employees and all other constituents of Ladish, we thank you for your many years of loyal service and wish you happiness in your retirement.

Sincerely,
LADISH CO., INC. By: /s/ Wayne E. Larsen

        AGREED this 25th day of September, 2009.

/s/ K. L. Woody
Kerry L. Woody